EXHIBIT 10.1

February 6, 2009

Mike Rogers
4018 Bell Hollow Lane
Katy, Texas  77494

Dear Mike,

On behalf of Calpine Corporation, I am pleased to extend an offer to continue your regular, full-time employment with Calpine, in a new exempt position of Senior Vice President, Geothermal Operations, located in Middletown, California.  This new position goes into effect of February 16, 2009.  Details of this offer are provided below:

Title:	Senior Vice President, Geothermal Operations

Reporting to:	Tom Webb, Interim SVP, Calpine Power Operations

Base Salary:	$17,307.69 paid bi-weekly (annualized at $450,000.00 for 2009). Base Salary will be reevaluated in 2010 and thereafter.

Annual Bonus Program:
You will continue to be eligible to participate in the Calpine Incentive Plan (CIP), which provides for an annual bonus based both on corporate financial results and individual performance.  Your 2009 CIP target will be 75% of your annual bas wages and can be increased or decreased in accordance with the corporate financial results and your individual performance.

Emergence Equity Grants:	Your Executive Emergence Non-Qualified Stock Options and Executive Emergence Restricted Stock Grants will vest on February 16, 2009.

Change in Control and Severance Benefits Plan:
We have agreed on three scenarios:
1.  You may resign your employment for any reason on or before December 31, 2009 and receive severance benefits consistent with the Calpine Corporation Change in Control and Severance Benefits Plan in effect as of the date of this letter, at 100% of your 2008 bonus target.
2.   If you are involuntarily terminated without cause or if you resign for good reason, before December 31, 2010, you will receive severance benefits consistent with the Calpine Corporation Change in Control and Severance Benefits Plan in effect as of the date of this letter, at 100% of your 2008 bonus target.  “Good reason” and “cause” are defined in the Calpine Corporation Change in Control and Severance Benefits Plan.  After December 31, 2010, Calpine’s then in effect change in control and severance benefits plan shall apply.
3.  If Calpine hires a regular, full-time Senior Vice President of Calpine Power Operations before July 1, 2010, you will have the right to terminate your employment if you reasonably determine that you are not compatible with that Senior Vice President, up to six months after that individual’s hire date.  If you resign for that reason, you will receive severance benefits consistent with the Calpine Corporation

Mike Rogers
February 6, 2009

Change in Control and Severance Benefits Plan in effect as of the date of this letter, at 100% of your 2008 bonus target.

As a condition of receiving the benefits described in these three scenarios, you agree that if you resign your employment for any of the above reasons, you will provide Calpine with 90 days’ advance written notice of your resignation.

Benefits Summary:	You will continue to be covered by Calpine’s competitive, comprehensive benefits package.

Relocation:
You are eligible for Level 4 relocation assistance.  Relocation assistance must be refunded in full to Calpine should you voluntarily terminate your employment within twelve (12) months from your employment date.

This offer does not constitute a binding contract of employment.  Calpine's employment arrangements may be terminated by either party, at will.

Please sign both copies of the letter, retain one for your files and return one to Human Resources in the attached self-addressed stamped envelope.  Please contact Kelly Zelinski at 408-792-1111 with any questions.

Mike, we look forward to your serving as Senior Vice President of Geothermal Operations.

Very truly yours,

CALPINE CORPORATION

/s/ THAD HILL
Thad Hill, EVP and Chief Commercial Ops

/s/ MIKE ROGERS	February 25, 2009
Mike Rogers	Date